Exhibit 3.1

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 GOAMERICA, INC.

      GoAmerica, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Corporation"), hereby certifies as follows:

      1. The name of the corporation is GoAmerica, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 1, 1999.

      2. This Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") was duly adopted in accordance with the provisions of Section 245 of the Delaware General Corporation Law. This Restated Certificate of Incorporation restates and integrates, and does not further amend, the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented and the provisions of this Restated Certificate of Incorporation.

                                    ARTICLES

      FIRST: The name of the Corporation is GoAmerica, Inc.

      SECOND: The Corporation's registered office in the State of Delaware is located at Corporation Service Corporation, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Corporation.

      THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: (a) The total number of shares of capital stock which the Corporation shall have the authority to issue is 204,351,943 shares, consisting of: (i) two hundred million (200,000,000) shares of Common Stock, par value $0.01 per share (the "Common Stock"); and (ii) four million three hundred fifty one thousand nine hundred forty three (4,351,943) shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

      (b) The authorized but undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of subsection (a) above, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualification, limitations or restrictions thereof.

      The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

      (i) The number of shares constituting that series and the distinctive designation of that series;

      (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;


      (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

      (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

      (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

      (vi) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

      (vii) Any other relative rights, preferences and limitations of that series.

      FIFTH: Directors elected by the holders of voting stock shall, in accordance with the Corporation's By-laws, be classified in respect to the time for which they shall severally serve on the Board of Directors by dividing them into three staggered classes which shall be as nearly equal in number as possible. Each member of each class shall serve for three-year terms. At each annual meeting of the stockholders, the stockholders shall elect Directors of the class which term then expires, to serve until the third succeeding annual meeting. Except as otherwise provided in this Restated Certificate of Incorporation, each Director shall serve for the term for which elected and until his or her successor shall be duly elected and shall qualify.

      SIXTH: The Corporation is to have perpetual existence.

      SEVENTH: The following provisions are included for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and stockholders:

      (i) The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, subject to any limitation thereof contained in the Bylaws. The stockholders also shall have the power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

      (ii) Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

      (iii) Special meetings of stockholders may be called at any time only by the President, the Chairman of the Board of Directors of the Corporation (if any) or a majority of the Board of Directors of the Corporation. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes set forth in the notice of such special meeting.

      (iv) The Board of Directors of the Corporation, when evaluating any offer of another party (a) to make a tender or exchange offer for any equity security of the Corporation or (b) to effect a business combination, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to any such factors as the Board of Directors of the Corporation determines to be relevant, including, without limitation:

      (1) the interests of the Corporation's stockholders, including the possibility that these interests might be best served by the continued independence of the Corporation;


      (2) whether the proposed transaction might violate federal or state laws;

      (3) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; and

      (4) the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with the Corporation, upon the communities in which the Corporation conducts its business and upon the economy of the state, region and nation.

            In connection with any such evaluation, the Board of Directors of the Corporation is authorized to conduct such investigations and engage in such legal proceedings as the Board of Directors of the Corporation may determine.

      (v) in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend any provision of Articles SEVENTH or EIGHTH of this Restated Certificate of Incorporation.

      EIGHTH: A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph nor the adoption of any provision of the Restated Certificate of Incorporation inconsistent with this paragraph shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

      NINTH: Election of directors need not be by written ballot.

      IN WITNESS WHEREOF, the undersigned, being the Executive Vice President, General Counsel and Secretary of the Corporation, does hereby execute this Restated Certificate of Incorporation this 17th day of August, 2005.

                                   By: /s/ Wayne D. Smith
                                       -----------------------------------------
                                       Wayne D. Smith
                                       Executive Vice President, General Counsel
                                       and Secretary

                      Certificate of Designations, Powers,
                             Preferences and Rights
                                     of the
                            Series A Preferred Stock
                           (par value $0.01 per share)

                                       of

                                 GOAMERICA, INC.

                                   ----------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                                   ----------

      GoAmerica, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), by its Chief Executive Officer,

      DOES HEREBY CERTIFY:

      That, pursuant to authority expressly vested in the Corporation's Board of Directors by the provisions of its Restated Certificate of Incorporation (the "Restated Certificate"), the Board of Directors duly adopted, in accordance with
Section 151 of the General Corporation Law of the State of Delaware, the following resolutions providing for the authorization and designation of two hundred and ninety thousand one hundred and thirty-five (290,135) shares of Series A Preferred Stock, par value $0.01 per share:

            WHEREAS, the Restated Certificate provides for a class of shares known as "Preferred Stock," issuable from time to time in one or more series;

            WHEREAS, the Board of Directors of the Corporation is authorized to determine the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of one or more series of Preferred Stock, and to fix the number of shares constituting any such series;

            WHEREAS, the Restated Certificate provides that the Corporation is authorized to issue four million three hundred fifty one thousand nine hundred forty three (4,351,943) shares of Preferred Stock, par value $0.01 per share;

            WHEREAS, there are currently no shares of Preferred Stock issued and outstanding, and the Board of Directors of the Corporation desires to determine the powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of one (1) series of Preferred Stock and the number of shares constituting such series;

            WHEREAS, the Board of Directors of the Corporation has duly adopted resolutions creating one (1) series of Preferred Stock designated as Series A Preferred Stock (the "Series A Preferred" or "Series A Preferred Stock");

            WHEREAS, the Board of Directors of the Corporation has determined that two hundred and ninety thousand one hundred and thirty-five (290,135) shares of Preferred Stock shall be designated as Series A Preferred Stock;

            NOW,  THEREFORE,  BE IT  RESOLVED,  that  the  Board  of  Directors, pursuant to authority expressly vested in it by the provisions of the Corporation's Restated Certificate, hereby authorizes the issue from time to time of a series of Series A Preferred Stock of the Corporation and hereby fixes the powers (including voting powers), designations, preferences, and the relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Series A Preferred Stock, in addition to those set forth in the Restated Certificate, to be in their entirety as follows:

Section 1. Designation and Authorized Number.

      (a) Designation. The Corporation hereby designates a series of Series Preferred Stock known as "Series A Preferred Stock", par value $0.01 per share.

      (b) Authorized Number.(i) The number of shares constituting the Series A Preferred Stock shall be two hundred and ninety thousand one hundred and thirty-five (290,135) shares. The rights, powers, preferences, restrictions and other matters relating to the Series A Preferred set forth below are subject to the issuance of any subsequent series of Preferred Stock. The Board of Directors of the Corporation (the "Board") is also authorized to decrease the number of shares of the Series A Preferred prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of the Series A Preferred shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 2. Dividends.

      (a) Dividend Amount.

            (i) Cumulative Dividends. Each outstanding share of Series A Preferred Stock shall accrue dividends commencing on the date such share of Series A Preferred Stock is first issued (the "Series A Issue Date"). The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets legally available therefor, cumulative cash dividends at the rate of 8% of the face amount per annum, compounded quarterly from the Series A Issue Date (the "Cumulative Dividend").

            (ii) Participation of Dividends. To the extent dividends are paid by the Corporation on shares of Common Stock (in anything other than additional shares of Common Stock for which a corresponding adjustment is made to the Series A Preferred Stock Conversion Price hereunder), holders of outstanding shares of Series A Preferred Stock shall also be entitled to receive, during each fiscal year, an amount (if greater than zero) equal to (x) dividends payable on shares of Common Stock, if any, during such fiscal year (as if such shares of Series A Preferred Stock had been converted into Common Stock on the record date for such Common Stock dividend) minus (y) the amount of Cumulative Dividends that have been paid or have accrued during such fiscal year pursuant to Section 2(a)(i) hereof.

      (b) Priority. Cumulative Dividends shall be paid prior and in preference to any declaration or payment of any dividend (other than a dividend paid only in additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, except as permitted by this Section 1(b). Any dividends paid on the Series A Preferred Stock shall be paid ratably among the holders of Series A Preferred Stock outstanding as of the applicable record date.

Section 3. Liquidation.

      (a) Series A Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation ("Liquidation"), whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive for each outstanding share of Series A Preferred Stock, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to $5.17 (as adjusted for subsequent stock dividends, splits combinations or similar events with respect to the Series A Preferred Stock) ("Series A Issue Price"), plus an amount equal to all accrued but unpaid Cumulative Dividends and any other accrued but unpaid dividends on such share payable hereunder (the "Series A Liquidation Amount"). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts aforesaid, then, all of the assets available for distribution to holders of the Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the number of shares of Series A Preferred Stock held by such holders. Upon payment of the full preferential amounts set forth above in respect of a share of Series A Preferred Stock, such share of Series A Preferred Stock shall be immediately surrendered and canceled without any further action on the part of the Corporation or the holder thereof.

      (b) Remaining Assets. Upon the completion of the distribution  required by
Section 3(a) hereof, in the event of a Liquidation, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

      (c) Deemed Liquidation.

            (i) For purposes of this Section 3, a Liquidation shall be deemed to be occasioned by, or to include, the following (each of the following, as so qualified, a "Liquidation Event"), unless the holders of a majority of the then outstanding shares of Series A Preferred Stock and the Corporation consent in writing that such event or transaction or series of transactions shall not be deemed a Liquidation:

                  (1) The acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding (x) any merger effected exclusively for the purpose of changing the domicile of the Corporation and (y) any transaction or series of transactions in which the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the stock of the Corporation having the right to vote for the election of members of the Board immediately prior to the consummation of such transaction or transactions are the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the stock of the successor entity having the right to vote for the election of members of such successor entity's board of directors immediately after the consummation of such transaction or transactions);

                  (2) a sale of all or substantially all of the assets of the Corporation and its subsidiaries;

                  (3) a Change of Control of the Corporation.

As used herein, "Change of Control of the Corporation" means (1) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) after the Series A Issue Date, directly or indirectly, of more than 50% of the stock of the Corporation having the right to vote for the election of members of the Board or (2) any "person" or two or more "persons" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Corporation or control of more than 50% of the equity securities of the Corporation having the right to vote for the election of members of the Board.

            (ii) In any Liquidation Event, if the consideration received by the Corporation is other than cash or securities, its value will be deemed its fair market value, as determined in good faith by the Board. The fair market value of any securities shall be valued as follows:

                  (1) Securities not subject to investment letter or other similar restrictions on free marketability covered by Section 2 below:

                        a. If traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30)-trading day period ending three
(3) days prior to the closing;

                        b. If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30)-trading day period ending three (3) days prior to the closing; and

                        c. If there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by the Board and the holders of at least a majority of the shares of the Series A Preferred Stock then outstanding or, if such parties cannot agree on such value, within five (5) business days from the date that either party determines that the value market value cannot be agreed upon, a national (or otherwise well-recognized) investment banking firm with expertise in valuation.

                  (2) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsections (1).a, (1).b or (1).c, in each case, as determined by a national (or otherwise well-recognized) investment banking firm with expertise in valuation, to reflect the approximate fair market value thereof.

            (iii) The Corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than the earlier of (a) fourteen (14) days prior to the stockholders' meeting called to approve such transaction, or (b) fourteen (14) days prior to the closing of such transaction, and shall also promptly notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give holders of Series A Preferred Stock prompt notice of any material modifications of such terms and conditions of such impending transaction. The transaction shall in no event take place sooner than fourteen (14) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived with the written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

Section 4. Redemption.

      (a) If any holder of shares of Series A Preferred Stock shall elect at any time after the fifth (5th) anniversary of the Series A Issue Date that the Corporation shall redeem (to the extent it may lawfully do so), the number of shares of Series A Preferred Stock held by such holder that is specified in a request for redemption delivered to the

Corporation by the holder (accompanied by the certificates representing the shares of Series A Preferred Stock to be so redeemed), the Corporation shall promptly honor such request for redemption (to the extent of lawfully available funds therefor), by paying in cash on the Redemption Date an amount equal to the Series A Redemption Price.

      (b) The Corporation may at any time (to the extent it may lawfully do so), but no earlier than the fifth (5th) anniversary of the Series A Issue Date, at the option of the Board, redeem (to the extent there are lawfully available funds therefor) in whole or in part the Series A Preferred Stock by paying in cash therefor an amount equal to the Series A Redemption Price on the Redemption Date. The terms of any redemption pursuant to this Section 4(b) shall be specified in the Corporation Redemption Notice (as defined below). Any redemption effected pursuant to this Section 4(b) shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock then held by them.

      (c) As used herein, the term "Redemption Date" shall refer to (i) in the case of redemption pursuant to Section 4(a), the date that is designated by the Corporation in the Redemption Notice (as defined below) and which shall not be more than 25 days after the Corporation's receipt of a request for redemption, and (ii) in the case of a redemption pursuant to Section 4(b), the date designated by the Corporation in the Corporation Redemption Notice (as defined below) upon which a redemption is to be effected. As used herein, the term "Series A Redemption Price" shall have the same meaning as Series A Liquidation Amount.

      (d) Upon receipt of a request for redemption pursuant to Section 4(a) (the "Exercise Notice") within ten (10) days of the receipt of the Exercise Notice, the Corporation shall give written notice to each holder of record of the Series A Preferred Stock (as of the close of business on the business day next preceding the day on which notice is given), at the address last shown on the records of the Corporation for such holder, notifying such holder of the receipt of the Exercise Notice, the Redemption Date, the Series A Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Each holder of the Series A Preferred Stock shall have the right to participate in the redemption described in the Redemption Notice by delivering to the Corporation, within 10 days of his receipt of the Redemption Notice, a written request to participate in such redemption, which request shall specify the number of shares of Series A Preferred Stock such holder is requesting that the Corporation redeem. In the event that multiple holders request such redemption and the Corporation does not have sufficient funds lawfully available to accommodate all such requests, such redemption shall be made on a pro rata basis among the holders of the Series A Preferred Stock requesting redemption in proportion to the number of shares of Series A Preferred Stock specified in each such holder's request for redemption.

      (e) In the case of a redemption pursuant to Section 4(b), the Corporation shall give written notice to each holder of record (as of the close of business on the business day next preceding the day on which notice is given), at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date (which may be the date of the notice if payment of the Redemption Price is made on such date), the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Corporation Redemption Notice"). If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on a Redemption Date triggered pursuant to
Section 4(b) are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any such Redemption Date but which it has not redeemed.

      (f) On or prior to a Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such date shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice or the Corporation Redemption Notice, as applicable, and thereupon the Series A Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

      (g) From and after payment of the Series A Redemption Price, all rights of the holders of the shares of Series A Preferred Stock so redeemed, as holders of such shares of Series A Preferred Stock, shall cease with respect to such redeemed shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

Section 5. Conversion. The holders of the Series A Preferred Stock shall have the following conversion rights:

      (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (1) the Series A Issue Price plus the amount of all accrued and unpaid Cumulative Dividends and any other accrued but unpaid dividends on such Series A Preferred Stock by (2) the Conversion Price at the time in effect for the Series A Preferred Stock. The "Conversion Price" per share for shares of Series A Preferred

Stock shall initially be equal to the Series A Issue Price (as adjusted pursuant to Section 5(b) below).

      (b) Adjustments to the Conversion Price. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

            (i) (1) Subject to Section 5(b)(v), if this Corporation shall issue, after the Series A Issue Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. "Common Stock Deemed Outstanding" shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable at such time upon conversion of all outstanding (x) Series A Preferred Stock, (y) then exercisable options to purchase or rights to subscribe for Common Stock and (z) securities by their terms then convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, in each case then outstanding.

                  (2) Except to the limited  extent  provided for in subsections
(5).c and (5).d of this Section below, no adjustment of such Conversion Price pursuant to this subsection 5(b)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                  (3) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (4) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof determined in accordance with
Section 3(c)(ii).

                  (5) In the case of the issuance (whether before, on or after the Series A Issue Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of Sections 5(b)(i) and 5(b)(ii) hereof:

                        a. The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 5(b)(i)(3) and 5(b)(i)(4), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                        b. The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 5(b)(i)(3) and 5(b)(i)(4)).

                        c. In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of Section 5(b)(i)(1)), the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                        d. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of Section 5(b)(i)(1)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.


                        e. The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 5(b)(i)(5)(a) and
(b) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5(b)(i)(5)(c) or (d).

            (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 5(b)(i)(5)) by this Corporation after the Series A Issue Date other than:

                  (1) shares of Common Stock issued pursuant to a transaction described in Section 5(b)(iii);

                  (2) shares of Common Stock issuable or issued to employees, consultants or directors of this Corporation pursuant to a stock option plan or restricted stock plan approved by the Board;

                  (3) shares of Common Stock issued or issuable in a bona fide, underwritten public offering of shares of Common Stock;

                  (4) shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock or as dividends or distributions on the Series A Preferred Stock, or upon exercise of options or warrants or conversion of any convertible securities outstanding as of the Series A Issue Date;

                  (5) shares of Common Stock issued in connection with a bona fide business acquisition of or by this Corporation that is approved by the Board (including the director or directors appointed or designated by the holders of Series A Preferred Stock pursuant to Section 8), whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

                  (6) shares of Common Stock issued or issuable upon exercise of warrants or other securities or rights pursuant to equipment lease financings or bank credit arrangements approved by the Board and not undertaken for the primary purpose of raising equity capital; or

                  (7) shares of Common Stock issued or issuable upon exercise of warrants or other securities or rights to persons or entities with which this Corporation has business relationships or corporate partnering arrangements, including without limitation, the acquisition of technology, and provided that such issuances are approved by the Board and not undertaken for the primary purpose of raising equity capital.

            (iii) In the event this Corporation should at any time or from time to time after the Series A Issue Date, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

            (iv) If the number of shares of Common Stock outstanding at any time after the Series A Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

            (v) No adjustment in the number of shares into which the Preferred Stock is convertible shall be made, by adjustment of the applicable Conversion Price or otherwise, if, prior to such issuance, this Corporation receives written notice from the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock that would otherwise be entitled to such adjustment agreeing that no such adjustment shall be made to the Conversion Price in connection with such issuance.

      (c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates representing such holder's shares of Series A Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates representing shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock, or to the nominee or nominees of any such holder, a certificate or certificates representing the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with a Liquidation Event, the conversion may, at the option of the holder tendering Series A

Preferred Stock for conversion, be contingent upon, and be deemed to have occurred immediately prior to, the closing of such Liquidation Event.

      (d) No Fractional Shares. No fractional shares shall be issued upon conversion of the Series A Preferred Stock. In lieu of issuing any fractional shares to which such stockholder is entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of the Common Stock (as determined by the Board) on the date of conversion. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock held by the holder at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

      (e) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

Section 6. General Voting Rights.

      (a) General. Except as otherwise provided herein or required by law, each holder of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred Stock so held could be converted (subject to the limitations on conversion contained in Section 6(d)) at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed and delivered. If the application of Section 6(d) hereof shall cause a limitation in the number of shares of Common Stock otherwise issuable into which the shares of Series A Preferred Stock are then convertible, then the votes associated with the number of shares of Common Stock that can be issued upon conversion shall be proportionately allocated to the shares of Series A Preferred Stock then outstanding. Except as required by law or otherwise set forth herein, all shares of Series A Preferred Stock and all shares of Common Stock shall vote together as a single class on an as-converted basis (subject to the limitations on conversion contained in Section 6(d)). The Series A Preferred Stock shall not be entitled to cumulative voting except as required by law.

      (b) Limitation on Certain Conversions. So long as the Corporation's Common Stock is listed on the Nasdaq Stock Market, Inc.'s Capital Market ("NASDAQ") or any other exchange having a similar regulation, in order to comply with

NASDAQ Rule 4350(i)(1)(D), notwithstanding any contrary or inconsistent provision hereof, in no event shall any share of Series A Preferred Stock, including any Cumulative Dividend with respect thereto, be converted into shares of Common Stock pursuant to Section 5 if such conversion would cause the Corporation to have issued in the aggregate more than 480,000 shares of Common Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like applicable to the Common Stock) upon conversion of Series A Preferred Stock pursuant to Section 5. Any shares of Series A Preferred Stock or fraction thereof that cannot be converted shall remain outstanding with all other rights hereunder other than the right of conversion.

      (c) No Violation of NASD Rule 4351. Notwithstanding any other provision of this Section 5, in the event that the Corporation determines, after consultation with NASDAQ or any other securities exchange on which the Corporation's Common Stock is then listed or traded (after full process, including any appeal process available to the Corporation) that the voting provisions set forth in this
Section 6 violate or conflict with Rule 4351 of the National Association of Securities Dealers, Inc. (the "NASD"), or any successor or similar rule, or the rules or regulations of any such securities exchange on which the Common Stock is then listed or traded, then the manner of voting and/or number of votes to which each share of Series A Preferred Stock is entitled shall be modified and/or reduced to the extent required to comply with such rule.

      (d) Minimum Conversion Price Regarding Voting. Notwithstanding any contrary or inconsistent provision hereof other than the limits on conversion set forth in Section 6(b) above, for the purpose only of determining the number of votes each share of Series A Preferred Stock shall be entitled to vote pursuant to this Section 6, the Conversion Price on the record date for the taking of any vote (or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited) shall not in any case be deemed less than an amount equal to the closing price of the Common Stock on the Series A Issue Date as reported on the NASDAQ (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Corporation in respect to its Common Stock).

Section 7. Protective Provisions. Once at least 290,135 shares of Series A Preferred Stock are issued (as adjusted for stock splits, stock dividends, recapitalizations and the like applicable to the Series A Preferred Stock), then as long as at least 96,712 shares of Series A Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like applicable to the Series A Preferred Stock), the Corporation shall not (and shall cause its subsidiaries not to), without first obtaining the approval of the holders of a majority of the then-outstanding shares of Series A Preferred
Stock:

      (a) issue any equity security that is pari passu with or senior to the Series A Preferred Stock (including additional shares of the Series A Preferred Stock) as to liquidation or dividend payments;

      (b) amend the Corporation's certificate of incorporation in a manner that adversely affects the rights of holders of the Series A Preferred Stock (including any adverse amendment to the rights, preferences and privileges of the Series A Preferred Stock, and including without limitation any amendment to this Section
7);

      (c) redeem or repurchase any equity security that is pari passu with or junior to the Series A Preferred Stock as to liquidation or dividends;

      (d) declare or pay any dividend upon any of the capital stock of the Corporation, except as set forth in Section 2(a)(i) above; or

      (e) dissolve or liquidate the Corporation.

Section 8. Series A Preferred Stock Board Designee. Once at least 290,135 shares of Series A Preferred Stock are issued (as adjusted for stock splits, stock dividends, recapitalizations and the like applicable to the Series A Preferred Stock), then as long as at least 145,068 shares of Series A Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like applicable to the Series A Preferred Stock), the holders of shares of Series A Preferred Stock, voting separately as a class, shall be entitled to elect one (1) director on the Board at each annual election of directors and in connection with any action by written consent of the stockholders with respect to the election of directors (and to fill any vacancies with respect thereto). Any such representative of the Series A
Preferred Stock shall have the right to participate in all committees of the Board, other than in instances in which participation would result in a conflict of interest or violation of any securities law or rule of NASDAQ (or to the extent the Corporation's Common Stock is listed or traded on another securities exchange, the relevant rules of such exchange). Such representative shall be entitled to reimbursement for expenses on a comparable basis with other members of the Board.

Section 9. Miscellaneous. Shares of Series A Preferred Stock issued and redeemed or otherwise reacquired by the Corporation shall be retired promptly after the reacquisition thereof and, upon compliance with the applicable provisions of Delaware law, shall have the status of authorized but unissued shares of preferred stock of the Corporation.

                            [Signature page follows]

            IN WITNESS WHEREOF, GoAmerica, Inc. has caused this Certificate of Designations, Powers, Preferences and Rights to be executed as of August 1, 2007.

                                                   GOAMERICA, INC.,
                                                   a Delaware corporation

                                                   /s/ Dan Luis
                                                   -----------------------------
                                                   Dan Luis
                                                   Chief Executive Officer


            [Signature Page to Certificate of Designations]